Exhibit 10.1

CREDIT AGREEMENT

dated as of May 2, 2011

by and among

AGCO INTERNATIONAL GMBH,

as Borrower,

AGCO CORPORATION,

THE LENDERS NAMED HEREIN,

as Lenders,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Administrative Agent

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Sole Lead Arranger and Book Runner

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TABLE OF CONTENTS

(continued)

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of May 2, 2011 by and among AGCO INTERNATIONAL GMBH (the “Borrower”); AGCO CORPORATION, a Delaware corporation (“AGCO”); the lenders (the “Lenders”) signatory hereto; COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (“Rabobank”), as sole lead arranger and book runner; and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as administrative agent for the Lenders (together with any successor, in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders make a certain term loan available to the Borrower, and the Lenders are willing to do so, upon the terms and subject to the conditions set forth herein; and

WHEREAS, AGCO indirectly owns all of the Stock of the Borrower, and has agreed to guarantee all of the Obligations of Borrower and be a party to this Agreement; and

WHEREAS, AGCO and the Borrower acknowledge that the credit facility provided hereby is and will be of direct interest, benefit and advantage to each of them; and

WHEREAS, at the request of AGCO and the Borrower, the Administrative Agent and the Lenders have agreed to extend the credit provided for hereunder;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Administrative Agent’s Account” means for Euros, the account of the Administrative Agent maintained with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, Utrecht Branch, The Netherlands (SWIFT # RABONL2U), For the Account of: Rabobank, NY (SWIFT # RABOUS33), Account No. 390817333, IBAN: NL21RABO0390817333, and Reference: AGCO International GMBH.

“Affected Lender” has the meaning specified in Section 11.5.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or partner of such Person. For purposes of this definition, with respect to any Loan Party, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person includes (a) the direct or indirect beneficial ownership by such other Person of ten percent (10%) or more of the outstanding voting securities or voting equity of such Person or (b) by such other Person of the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of Stock, by contract or otherwise; provided that no mutual fund shall be deemed to be an Affiliate of such Person solely by reason of having the power to vote ten percent (10%) or more of the voting Stock of such Person.

“AGCO” has the meaning specified in the introductory paragraph of this Agreement.

“AGCO Affirmative Covenants” means each of the covenants (other than any covenant pertaining to the use of proceeds of the borrowings thereunder) provided in the AGCO Revolving Credit Agreement which are generally denoted as “affirmative” covenants (i.e., covenants which require affirmative action by AGCO, the Borrower or any of their Subsidiaries in the conduct of their respective business), which affirmative covenants are, on the date hereof, set forth in Article 5 of the AGCO Revolving Credit Agreement as in effect on the date hereof.

“AGCO Covenants” means, collectively, the AGCO Affirmative Covenants, the AGCO Information Covenants and the AGCO Negative Covenants.

“AGCO Information Covenants” means each of the covenants providing for the reporting of information, or delivery of notices, pertaining to the business, condition (financial or otherwise), liabilities (actual or contingent), operations, properties, default, compliance or prospects of AGCO or any of its Subsidiaries provided in the AGCO Revolving Credit Agreement, which covenants are, on the date hereof, set forth in Article 6 of the AGCO Revolving Credit Agreement as in effect on the date hereof.

“AGCO Negative Covenants” means each of the negative covenants (other than any covenant comparable to Section 7.2 hereof) and financial covenants set forth in the AGCO Revolving Credit Agreement, which are generally denoted as “negative” covenants (i.e., covenants which restrict or prohibit actions by AGCO, the Borrower or any of their Subsidiaries in the conduct of their respective business) or “financial covenants” or “financial ratios” (covenants which require the achievement or maintenance of certain financial ratios or results or prohibit certain financial targets, ratios or expenditures from being exceeded), which covenants are, on the date hereof, set forth in Article 7 of the AGCO Revolving Credit Agreement, as in effect on the date hereof.

“AGCO Revolving Credit Agreement” means that certain Credit Agreement dated as of May 16, 2008 among AGCO and certain of its Subsidiaries party thereto as borrowers, the banks and financial institutions party thereto as lenders, Rabobank as administrative agent and the other agents party thereto, as amended by that certain First Amendment to Credit Agreement dated as of December 18, 2009 and as the same may be further amended, modified, supplemented, restated, refinanced or otherwise replaced from time to time pursuant to an Approved Amendment.

“AGCO Representations and Warranties” means each of the representations and warranties of AGCO, the Borrower or any of their Subsidiaries set forth in the AGCO Revolving Credit Agreement (other than those representations comparable to those contained in Section 4.1(a), (d) - (k), (p), and (v) - (x) hereof), which representations and warranties are on the date hereof set forth in Section 4.1(b), (l), (m), (n), (o), (q), (s), (t) and (u) of the AGCO Revolving Credit Agreement as in effect on the date hereof.

“Agreement” means this Agreement.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Terrorism Laws” means, collectively, any law, regulation or order relating to terrorism, national security, U.S. embargoes or other sanctions, or money laundering, including, without limitation, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), Executive Order No. 13224, and the USA Patriot Act, and any rules and regulations promulgated pursuant to or under the authority of any of the foregoing (including, without limitation, the rules and regulations promulgated or administered by OFAC).

“Applicable Accounting Standards” means, as of the date of this Agreement, GAAP; provided, however, that AGCO may, upon not less than sixty (60) days prior written notice to the Administrative Agent, change to IFRS; provided, however, (a) such notice of its change to IFRS shall be accompanied by a description in reasonable detail of any material variation between the application of accounting principles under GAAP and the application of accounting principles under IFRS in calculating the financial covenants under Article 7 hereof and the reasonable estimates of the difference between such calculations arising as a consequence thereof, and (b) if such change is deemed by the Administrative Agent to be material or detrimental to the Lenders, such change shall not be effective for purposes of calculating the financial covenants hereunder until AGCO and the Required Lenders have agreed upon amendments to the financial covenants contained herein to reflect any change in such basis.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, permits and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Amendment” means any amendment, supplement, restatement, replacement or other modification of the AGCO Revolving Credit Agreement, including any waiver of any provision thereof or consent to any departure therefrom by a party thereto, so long as (a) on the date of such amendment, modification, supplement, restatement or replacement and immediately after giving effect thereto, Rabobank shall be the “Administrative Agent” (or such similar term) thereunder and Lenders constituting Required Lenders shall be “Lenders” (or such other similar term) thereunder and (b) Rabobank and such Required Lenders shall consent to such amendment, modification, supplement, restatement, replacement, waiver or modification; provided, however, the parties hereto agree that if Rabobank is not the “Administrative Agent” (or such similar term) under the AGCO Revolving Credit Agreement after giving effect to any amendment, modification, waiver, supplement, restatement or replacement that is consented to by the Required Lenders hereunder in their capacity as a “Lender” (or such similar term) thereunder (a “Lender Consented Modification”), the Borrower and the Administrative Agent shall enter into such amendments to this Agreement or letter agreements (such amendments or letter agreements being an “Incorporation Amendment”) as may be deemed by the Administrative Agent in good faith to be reasonably necessary to incorporate any provisions of the AGCO Revolving Credit Agreement so amended, modified, supplemented, restated or replaced equivalent to the AGCO Covenants, and any other definitions or provisions of the AGCO Revolving Credit Agreement incorporated herein by reference (to the extent any such comparable provision exists in such Lender Consented Modification) in a manner substantially similar as such provisions are incorporated herein on the Agreement Date (or to confirm and clarify such incorporated provisions), and upon the effectiveness of such Incorporation Amendment, such Lender Consented Modification shall be deemed an Approved Amendment hereunder.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, accepted by the Administrative Agent, and in accordance with Section 10.7 and in substantially the form of Exhibit A hereto.

“Authorized Financial Officer” of a Person means the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller or such other senior officer of such Person holding an equivalent position.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), and any similar laws relating to the insolvency of debtors in any other country, including the Swiss Debt Enforcement and Bankruptcy Act of 11 April 1889, as the same may now or hereafter be amended, and including any successor statute.

“Base Rate” means, at any date of determination, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the offered quotation to first class banks in the Euro Zone interbank market for Euro overnight deposits of amounts in immediately available funds comparable to the amount of the Term Loan or other applicable Obligations as of 11:00 A.M. (Brussels time) on such date, as determined by the Administrative Agent. Each change in the Base Rate shall take effect automatically as of the opening of business on the effective date of the change in the applicable rate described above.

“Blocked Person” has the meaning specified in Section 4.1(w).

“Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or a duly authorized committee of the board of directors, (b) with respect to a partnership, the board of directors or similar body of the general partner (or, if more than one general partner, the managing general partner) of such partnership, and (c) with respect to a limited liability company, any managing or other authorized committee of such limited liability company or any board of directors or similar body of any managing member.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower’s Account” means the account of the Borrower as specified to the Administrative Agent in writing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York, Atlanta, Georgia, or the city of the jurisdiction of such currency where the Administrative Agent’s Account is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with Applicable Accounting Standards, recorded as capitalized leases on a balance sheet of the lessee, excluding operating leases.

“Cash Equivalents” means, for any Person, any of the following, to the extent owned by such Person free and clear of all Liens, other than Permitted Liens and having a maturity of not greater than one (1) year from the date of acquisition: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) readily marketable direct obligations denominated in U.S. Dollars of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a rating equivalent to at least “A-1” (or the then equivalent grade) by S&P (or, if at any time, S&P shall not be rating such obligations, then from another nationally recognized rating service), (c) insured certificates of deposit of, time deposits, or bankers’ acceptances with any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any State thereof or is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, has combined capital and surplus of at least U.S. $1,000,000,000 (or the foreign currency equivalent thereof) or (d) commercial paper issued by any corporation organized under the laws of any State of the United States or any commercial bank organized under the laws of the United States or any State thereof or any foreign bank, each of which shall have a consolidated net worth of at least U.S. $250,000,000, rated at least “A-1” (or the then equivalent grade) by S&P (or, if at any time, S&P shall not be rating such obligations, then from another nationally recognized rating service).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control” means at any time, the occurrence of any of the following: (a) any Person or two or more Persons (including any “group” as that term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting Stock of AGCO (or other securities convertible into such voting Stock) representing thirty-five percent (35%) or more of the combined voting power of all voting Stock of AGCO; or (b) during any period of up to twenty-four (24) consecutive months, commencing after the Agreement Date, individuals who at the beginning of such twenty-four (24)-month period were directors of AGCO (together with any new directors whose election to the board of directors or whose nomination for election by AGCO’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of AGCO; or (c) any “Change of Control”, as defined in any of the Subordinated Debt Documents or the AGCO Revolving Credit Agreement shall occur; or (d) AGCO shall fail to own, directly or indirectly, one hundred percent (100%) of the Stock of the Borrower; or (e) to the extent such failure would result in a “Change of Control” under, and as such term is defined in, the AGCO Revolving Credit Agreement, AGCO shall fail to own, directly or indirectly, one hundred percent (100%) of the Stock of each Subsidiary of AGCO that is a Material Subsidiary.

“Commitment” means, with respect to any Lender at any time, the amount set forth on it signature page hereto delivered by such Lender under the caption “Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.7(e) as such Lender’s “Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.3. The aggregate Commitments of all Lenders as of the Agreement date is €200,000,000.

“Common Stock” means the common stock, par value U.S. $.01 per share, of AGCO.

“Computation Date” means the date on which the Equivalent Amount is determined.

“Consolidated” refers to the consolidation of accounts in accordance with Applicable Accounting Standards, except that, in the case of AGCO, notwithstanding Applicable Accounting Standards, “Consolidated” shall refer to the consolidation of accounts of AGCO and its Subsidiaries, with any Finance Company being accounted for on an equity basis of accounting.

“Default” means any of the events specified in Section 8.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time, owes any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document which has not been so paid as of such time.

“Default Rate” means a simple per annum interest rate equal to the interest rate otherwise in effect pursuant to Section 2.5(a) hereof plus two percent (2%).

“Eligible Assignee” means (a) a commercial bank, savings bank or savings and loan association having a combined capital and surplus of at least U.S. $250,000,000, (b) a finance company, insurance company, or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of U.S. $250,000,000, (c) a Lender, an Affiliate (other than individuals) of a Lender or an Approved Fund, and (d) any other Person (other than a natural person) that shall be approved by (x) the Administrative Agent, and (y) if no Default then exists, AGCO; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include AGCO or any Affiliate or Subsidiary of AGCO.

“Environmental Action” means any administrative, regulatory, or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment or, to public health and welfare in respect of Hazardous Materials.

“Environmental Law” means, with respect to any property or Person, any federal, state, provincial, local or foreign law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such property or Person relating to the environment, public health and welfare in respect of Hazardous Materials, including, without limitation, to the extent applicable to such property or Person, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, as any of the foregoing may be from time to time amended, supplemented or otherwise modified.

“Environmental Permit” means, with respect to any property or Person, any permit, approval, identification number, license or other authorization required under any Environmental Law applicable to such property or Person.

“Equivalent Amount” means (a) whenever this Agreement requires or permits a determination on any date of the equivalent in Euros of an amount expressed in another currency, the equivalent amount in Euros of such amount expressed in such other currency as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of Euros with such other currency on the relevant Computation Date provided for hereunder; or (b) whenever this Agreement requires or permits a determination on any date of the equivalent amount in a currency other than Euros of such amount expressed in Euros, the equivalent amount in such other currency of such amount expressed in Euros as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of such other currency with Euros on the relevant Computation Date provided for hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, supplemented or otherwise modified from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person’s controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” with respect to any Person means:

(a) either (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan for which such Person or any of its ERISA Affiliates is the plan administrator or the contributing sponsor, as defined in Section 4001(a)(13) of ERISA unless the thirty (30)-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (b) of Section 4043 of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following thirty (30) days;

(b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA;

(d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 303(k) of ERISA or Internal Revenue Code Section 430(k);

(f) a Plan subject to Title IV or ERISA is in “at risk status” within the meaning of Internal Revenue Code Section 430(i), or a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Internal Revenue Code Section 432(b); or

(g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“European Subordinated Notes” means those certain 6 7/8% Senior Subordinated Notes issued by AGCO, due 2014, in an original principal amount of €200,000,000.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).

“Event of Default” has the meaning specified in Section 8.1.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations thereunder or official governmental interpretations thereof.

“Fee Letter” means that certain fee letter dated as of the date hereof executed by the Borrower and addressed to the Administrative Agent.

“Finance Company” means any of AGCO Finance LLC, AGCO Finance Canada, Ltd., Agricredit Ltd., Agricredit Ltd. Ireland, Agricredit S.N.C., Agricredit GmbH, Agricredit do Brasil, Ltda. and any other Person (a) not a Subsidiary of AGCO, (b) in whom AGCO or its Subsidiaries holds an Investment, and (c) which is engaged primarily in the business of providing retail financing to purchasers of agricultural equipment.

“Foreign Subsidiary” means a Subsidiary of AGCO not organized under the laws of the United States or any jurisdiction thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounts and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Governmental Authority” means any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

“Guaranty” or “Guaranteed,” as applied to any Indebtedness, lease or other obligations (each a “primary obligation”), means and includes (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of such Person (the “primary obligor”), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof; provided, however, “Guaranty” shall not include non-binding comfort letters limited to corporate intent or policies.

“Guarantors” means (a) AGCO, (b) Massey Ferguson Corp., a Delaware corporation and Export Market Service LLC, Georgia limited liability company, and (c) each other Person that delivers a Guaranty Agreement at any time hereafter in compliance with Article 5.

“Guaranty Agreements” means the guaranty agreements, guaranty and indemnity deeds, and other similar agreements delivered to Administrative Agent from time to time by any Person providing a Guaranty of any part of the Obligations, in form and substance reasonably acceptable to Administrative Agent, and in each case, as amended, supplemented or modified from time to time in accordance with its terms.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or manmade elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.

“Incorporation Amendment” has the meaning set forth in the definition of Approved Amendment.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all obligations under Capitalized Leases of such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (excluding trade accounts payable and accrued liabilities arising in the ordinary course of business but only if and so long as such accounts are payable on trade terms customary in the industry), which purchase price or obligation is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto of the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the principal amount of any Securitization Funding;

(f) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of the Stock of such Person;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guaranty; and

(h) all obligations of the type referred to in clauses (a) through (g) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date. For purposes of this Agreement, Indebtedness, with respect to any Person as of any date, means the actual amount of Indebtedness then outstanding with respect to which such Person is then liable without deduction for any discount therefrom as may be reflected on such Person’s financial statements to reflect the value of any warrants or other equity securities that may be issued together with such Indebtedness. Indebtedness shall not include, for purposes of this Agreement, obligations in connection with the factoring of Receivables permitted hereunder, provided that the Receivables subject to such factoring arrangement are not required under Applicable Accounting Standards to be included on the Consolidated balance sheet of AGCO and its Subsidiaries.

“Indemnified Party” has the meaning specified in Section 10.4.

“Initial Lenders” has the meaning specified in the definition of “Lenders”.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“IntraLinks” means IntraLinks, Inc. or any other digital workspace provider selected by the Administrative Agent from time to time after notice to AGCO.

“Investment” by any Person in any other Person means any direct or indirect advance, loan (other than advances to wholesale or retail customers in the ordinary course of business that are recorded as Receivables on the balance sheet of such Person) or other extensions of credit (including by way of Guaranty or similar arrangement) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Stock, Indebtedness or other similar instruments issued by such Person.

“Lenders” means each of the banks, financial institutions and other lenders executing a signature page hereto (the “Initial Lenders”) and any assignees of the Initial Lenders who hereafter become parties hereto pursuant to and in accordance with Section 10.7 for so long as such Initial Lender or assignee shall be a party to this Agreement; and “Lender” means any one of the foregoing Lenders.

“Lien” means, with respect to any property, any mortgage, lien, pledge, assignment by way of security, charge, hypothec, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Documents” means this Agreement, the Guaranty Agreements, the Fee Letter, any Incorporation Amendments, and all other documents, instruments, certificates, and agreements executed or delivered by AGCO or its Subsidiaries in connection with or pursuant to this Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Material Adverse Effect” means, as of any date of determination, (a) “Material Adverse Effect” as defined in the AGCO Revolving Credit Agreement, (b) a material adverse effect on the material rights and remedies of the Administrative Agent or any Lender under any Loan Document, or (c) a material adverse effect on the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Subsidiary” means, at any time of determination, any direct or indirect Subsidiary of AGCO that meets any of the following conditions (including as a result of any acquisition, Investment, merger, reorganization, transfer of assets, or other change in circumstances after the Agreement Date):

(a) AGCO’s and its other Subsidiaries’ proportionate share of the total assets, in the aggregate (after intercompany eliminations), of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of the total assets of AGCO and its Subsidiaries Consolidated as of the end of the most recently completed fiscal quarter; or

(b) AGCO’s and its other Subsidiaries’ equity in the income from continuing operations, in the aggregate, before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of such income of AGCO and its Subsidiaries Consolidated for the most recently completed fiscal year.

“Maturity Date” means May 2, 2016.

“Maximum Amount” has the meaning specified in Section 10.12(a).

“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to ERISA and to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to ERISA and (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Qualifying Bank” means any Person or other legal entity that is not a Qualifying Bank.

“Obligations” means, (a) all payment and performance obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement and the other Loan Documents (including the Term Loan and any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), as they may be amended from time to time, or as a result of making the Term Loan, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Lenders and the Administrative Agent, or any of them, may suffer by reason of a breach by any Loan Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Currency” has the meaning specified in Section 11.3.

“Other Currency” has the meaning specified in Section 11.3.

“Other Taxes” has the meaning specified in Section 11.4(b).

“Participant” has the meaning specified in Section 10.7(g).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCBs” has the meaning specified in the definition of “Hazardous Materials”.

“Permitted Liens” has the meaning specified in the AGCO Revolving Credit Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan that is subject to ERISA.

“Pro Rata Share” means, with respect to a Lender’s obligation to make its portion of the Term Loan and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s portion of the Term Loan by (z) the aggregate outstanding principal amount of the Term Loan.

“Qualifying Bank” means any entity, which effectively conducts banking activities as principal purpose with its own infrastructure and staff and which is recognized as a bank by the banking laws in force in the jurisdiction of its incorporation, or if such entity is acting through a branch in a jurisdiction other than the jurisdiction of its incorporation, in the jurisdiction where such branch is located or registered all in accordance with the Swiss Guidelines.

“Rabobank” has the meaning specified in the introductory paragraph of this Agreement.

“Real Property” means, in respect of any Person, any estates or interests in real property now owned or hereafter acquired by such Person.

“Receivables” means any right to payment for goods sold or leased or for services rendered whether or not it has been earned by performance.

“Register” has the meaning specified in Section 10.7(e).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Assets” means, with respect to any Receivable conveyed pursuant to the Securitization Documents for a Securitization Facility, all records, writings, contracts, payment intangibles, encumbrances, liens, security interests and similar adverse claims securing and supporting such Receivable.

“Required Lenders” means, at any time, Lenders whose Pro Rata Share of the Term Loan and unused Commitments exceeds fifty percent (50%) of the total the aggregate outstanding principal amount of the Term Loan and unused Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination hereunder at such time, (y) the aggregate principal amount of the Term Loan made by such Lender and outstanding at such time and (z) such Lender’s unused Commitment at such time.

“Replacement Lender” has the meaning specified in Section 11.5.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and its successors.

“Securitization Documents” means the receivable purchase agreements, sales agreements, servicing and support agreements and other documents evidencing or governing any Securitization Facility in existence as of the Agreement Date, as the same may be amended, supplemented, modified, restated or replaced from time to time with the consent of the Administrative Agent, and all documents evidencing or governing a Securitization Facility entered into after the Agreement Date, in form and substance satisfactory to the Administrative Agent.

“Securitization Facility” means any financing transaction or series of financing transactions that have been or may be entered into by one or more Foreign Subsidiaries (other than the Borrower) of AGCO pursuant to which such Foreign Subsidiary may sell, convey or otherwise transfer (without recourse for loss resulting from an account debtor’s inability to pay) wholesale Receivables invoiced to third parties at addresses located in Europe to a special purpose entity or other securitization trust vehicle.

“Securitization Funding” means any Indebtedness, trust participations or any other interests that the Administrative Agent determines are equivalent thereto, incurred or issued by any Person purchasing Receivables in a Securitization Facility and applicable to the purchase of such Receivables. Any reference to the principal amount of Securitization Funding on any date refers to the “invested amount,” “capital,” “investment,” or analogous term reflecting the amount paid for the purchase of Receivables in a Securitization Facility or any trust participations or other equivalent interests issued in connection therewith, in each case as of such date as determined by the Administrative Agent. Any reference to the interest expense attributable to any Securitization Funding refers to any interest expense in respect of any Indebtedness comprising the same or the equivalent of such interest expense, as determined by the Administrative Agent, with respect to such purchase of Receivables or any trust participations or other equivalent interests issued in connection therewith, in each case for such period.

“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to ERISA and (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates, or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the tangible and intangible property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s tangible and intangible property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York, New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Stock” means, as applied to any Person, any stock, share capital, partnership interests or other equity of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Subordinated Debt Documents” means, collectively, (a) that certain Indenture dated as of December 23, 2003 among AGCO and SunTrust Bank, as trustee, relating to AGCO’s 1 3/4% Convertible Senior Subordinated Notes due 2033 and (b) that certain Indenture dated as of December 4, 2006 among AGCO and Union Bank of California, N.A., as trustee, relating to AGCO’s 1.25% Convertible Senior Subordinated Notes due 2036.

“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the Stock having ordinary voting power for the election of the Board of Directors or other governing body (other than Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of AGCO.

“Swiss Guidelines” means, together, the guideline “Interbank Loans” of 22 September 1986 (S-02.123) (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986); the guideline “Syndicated Loans” of January 2000 (S-02.128) (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000); the guideline “Bonds” of April 1999 (S-02.122.1) (Merkblatt “Obligationen” vom April 1999); the guideline “Client Credit Balances” of April 1999 (S-02.122.2) (Merkblatt Kundenguthaben vom April 1999); each as issued, and as amended from time to time, by the Swiss federal tax administration.

“Swiss Non-Bank Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders which are Non-Qualifying Banks must not at any time exceed 10 (ten), all in accordance with the Swiss Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (other than Qualifying Banks) of the Borrower under all outstanding borrowings (including under this Agreement), such as loans, facilities and private placements, made or deemed to be made by the Borrower must not at any time exceed 20 (twenty), all in accordance with the Swiss Guidelines and being understood that for purposes of this Agreement it shall be assumed that there are 5 (five) Non-Qualifying Banks under this Agreement irrespective of whether or not 5 (five) Non-Qualifying Banks are Lenders hereunder at any given time.

“Swiss Withholding Tax” means a tax under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer).

“Tax Credit” has the meaning specified in Section 11.4(h).

“Taxes” has the meaning specified in Section 11.4(a).

“Term Loan” means the term loan made by the Lenders pursuant to Section 2.1(a).

“Treaty” means the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Treaty Lender” has the meaning specified in Section 11.4(e).

“United States Dollars”, “U.S. Dollars” or “U.S. $” means lawful money of the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wholly Owned” means, as applied to any Subsidiary, a Subsidiary all the outstanding shares (other than directors’ qualifying shares, if required by law) of every class of stock of which are at the time owned by AGCO and/or by one or more Wholly Owned Subsidiaries.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.3. Accounting Terms. (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with Applicable Accounting Standards. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of Applicable Accounting Standards applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Article 6 most recently prior to or concurrently with such calculations unless (i) either (x) AGCO shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (y) the Required Lenders shall so object in writing within one hundred eighty (180) days after delivery of such financial statements and (ii) AGCO and the Required Lenders have not agreed upon amendments to the financial covenants incorporated herein to reflect any change in such basis, in which event such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.

(b) AGCO shall deliver to the Administrative Agent, at the same time as the delivery of any annual or quarterly financial statement under Article 6, (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above, and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

Section 1.4. Currency Equivalents. For purposes of determining in any currency any amount outstanding in another currency, the Equivalent Amount of such currency on the date of any such determination shall be used. If any reference to any amount herein would include amounts in Euros and in one or more other currencies or to an amount in Euros that in fact is in one or more other currencies, such reference (whether or not it expressly so provides) shall be deemed to refer, to the extent it includes an amount in any such other currency, the Equivalent Amount in Euros of such amount at the time of determination.

Section 1.5. Incorporation by Reference of Provisions in the AGCO Revolving Credit Agreement. Whenever any provision of the AGCO Revolving Credit Agreement is incorporated herein by reference, such provision shall be construed so as to give maximum effect in this Agreement to (x) in the case of representations and warranties, to the representations and warranties in the AGCO Revolving Credit Agreement other than those representations that are comparable to Section 4.1(a), (d) - (j), (p) and (v) - (x) hereof, and (y) in the case of covenants, to the affirmative, negative, information, reporting or financial covenants in the AGCO Revolving Credit Agreement that are comparable to those covenants set forth in Articles 5, 6 and 7 of the AGCO Revolving Credit Agreement as in effect on the date hereof (other than any covenant comparable to Section 7.2 hereof), it being understood, however, that the AGCO Revolving Credit Agreement may not contain all the representations and warranties comparable to Section 4.1(b), (l), (m), (n), (o), (q), (s), (t) and (u) of the AGCO Revolving Credit Agreement as in effect on the date hereof or all of the covenants comparable to Articles 5, 6 and 7 of the AGCO Revolving Credit Agreement as in effect on the date hereof. Without limiting the generality of the foregoing, for purposes of such incorporation, defined terms used in any such provisions incorporated herein by reference (and defined terms used in the definitions of any defined terms contained in such provisions) shall have the meanings ascribed to such terms in the AGCO Revolving Credit Agreement except that (a) to the extent any such term is defined in this Agreement, the definition contained herein shall control; (b) any reference therein to “this Agreement” or the equivalent shall refer to this Agreement rather than to the AGCO Revolving Credit Agreement; (c) any reference therein to “Loan Documents,” “Credit Documents”, “Financing Documents” or any comparable term shall be deemed to refer to the “Loan

Documents” as defined herein; (d) any term used in the AGCO Revolving Credit Agreement to refer to AGCO Corporation (whether as “AGCO”, a “Borrower”, “Parent” or other similar term), shall be deemed to refer to AGCO (without, however, limiting any reference to any other Person, in the case of any use of such term that is plural or otherwise refers to multiple Persons (e.g., “Borrowers,” “each Borrower” or “such Borrower”)); (e) any reference therein to “Borrower” or “Borrower Subsidiary” or any other term referring to a borrower under the AGCO Revolving Credit Agreement shall be deemed to refer to the Borrower hereunder (without, however, limiting any reference to any other Person, in the case of any use of such term that is plural or otherwise refers to multiple Persons (e.g., “Borrowers,” “each Borrower” or “such Borrower”)); (f) any reference therein to a “Guarantor” or “Guarantors” or any comparable term shall, subject to clause (d) hereof, be deemed to refer to the Guarantors hereunder; (g) any reference therein to “Agent” or the “Administrative Agent” or any comparable term shall be deemed to refer to the Administrative Agent hereunder; (h) any reference therein to Loan Parties or Credit Parties shall, to the extent such term refers to the borrowers and guarantors under the AGCO Revolving Credit Agreement, be deemed to refer to the Loan Parties hereunder; (i) the term “Loan” or any other term used to denote loans funded under the AGCO Revolving Credit Agreement shall deemed to refer to the Term Loan; and (j) the terms “Letter of Credit,” “Issuing Bank,” “Issuer” or other term used to denote letters of credit or the issuer of a letter of credit for the account of AGCO or any Subsidiary, shall be disregarded. So long as Rabobank is the “Administrative Agent” under the AGCO Revolving Credit Agreement, delivery of the financial statements, notices, and other information required by, and in accordance with, the AGCO Information Covenants under the AGCO Revolving Credit Agreement, other than the AGCO Information Covenants set forth, on the date hereof, in Sections 6.1(a) (Default Notice) and (p) (Other Information) of the AGCO Revolving Credit Agreement, as in effect on the Agreement Date, shall constitute delivery of such items to the Administrative Agent for purposes of the AGCO Information Covenants under this Agreement.

Section 1.6. Construction. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unaccrued contingent indemnification Obligations as to which no claim or demand has been given to or made on any Loan Party. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

ARTICLE 2.

THE TERM LOAN FACILITY

Section 2.1. The Term Loan. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Lender agrees, severally and not jointly with any other Lender, to make a term loan in Euros to the Borrower on the Agreement Date in an aggregate principal amount equal to its Commitment. Amounts repaid in respect of the Term Loan may not be reborrowed.

Section 2.2. Making the Term Loan.

(a) [Intentionally Omitted].

(b) Advance of Term Loan by Lenders. Each Lender shall, before 11:00 A.M. (London Time) on the Agreement Date, make available for the account of its Facility Office to the Administrative Agent at the Administrative Agent’s Account, in same-day funds in Euros, such Lender’s Pro Rata Share of the Term Loan in accordance with the respective Commitment of such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower by delivering such funds to the Borrower’s Account. Receipt of such funds in the Borrower’s Account shall be deemed to have occurred when the Administrative Agent notifies AGCO, by telephone or otherwise, of the Federal Reserve Bank reference number, CHIPS identification number or similar number with respect to the delivery of such funds.

Section 2.3. Reduction of the Commitments. Each Lender’s Commitment shall terminate upon the making of its Pro Rata Share of the Term Loan on the Agreement Date.

Section 2.4. Repayments and Prepayments.

(a) Optional Prepayments. Subject to clause (c) below, the Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent, prepay pro rata among the Lenders the outstanding amount of the Term Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid. Each such notice of a prepayment shall be irrevocable and shall specify the prepayment date and the principal amount of the Term Loan to be prepaid. Each partial prepayment of the Term Loan shall be in an amount equal to not less than an aggregate principle amount of €5,000,000 or an integral multiple of €1,000,000 in excess thereof.

(b) Payment on Maturity Date. The Borrower shall pay any remaining unpaid principal balance of the Term Loan in full on the Maturity Date.

(c) Interest and Costs on Principal Amounts Prepaid. All repayments and prepayments under this Section 2.4 shall be made together with accrued interest to the date of such payment on the principal amount paid and, in the event that the Borrower prepays any amount of the Term Loan before the Maturity Date, any amounts owing to the Lenders pursuant to Section 11.2.

Section 2.5. Interest.

(a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of the Term Loan owing to the Lenders from the date of the Term Loan until such principal amount shall be paid in full, at a rate of four and one-half percent (4.50%) per annum, payable in arrears quarterly on the last day of each calendar quarter.

(b) Default Interest. After the occurrence and during the continuation of an Event of Default, the Required Lenders shall have the option, in addition to all of the rights and remedies described in this Agreement, to charge interest on the outstanding principal balance of the Term Loan at the Default Rate from the date of such Event of Default. Interest at the Default Rate shall be payable on the earlier of demand by Required Lenders or the Maturity Date, and shall accrue until the earlier of (i) waiver in writing by Required Lenders of the applicable Event of Default, (ii) agreement by Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.

Section 2.6. Minimum Interest Rates and Payments.

(a) The various rates of interests provided for in this Agreement (including, without limitation, under Section 2.5 or Section 2.8) are minimum interest rates.

(b) If a deduction on account of Swiss Withholding Tax is imposed on interest payments (the “Relevant Amount”) to be made by the Borrower, and should Section 11.4(a) be unlawful for any reason (where this would otherwise be required by the terms of Section 11.4(a)) then the applicable interest rate in relation to that interest payment date will be the interest rate which would have otherwise been used to calculate the interest amount payable on the interest payment date divided by the difference between 1 and the rate at which the relevant tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1) and the Borrower shall be obliged to pay the relevant interest on that interest payment date at the adjusted rate in accordance with this Section 2.6; and make the tax deduction on the recalculated interest.

(c) Without prejudice to the foregoing, all references to a rate of interest in this Agreement shall be construed accordingly and all provisions in Section 11.4(a) shall apply to the tax deduction on the recalculated interest payment.

(d) If requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Lender by the Swiss Federal Tax Administration, the relevant Lender shall pay an amount to the Borrower which will leave it (after that payment) in the same after-tax position as it would have been in had the deduction of Swiss Withholding Tax not been required to be made by the Borrower.

Section 2.7. [Intentionally Omitted].

Section 2.8. Payments and Computations.

(a) The Borrower shall make each payment hereunder free and clear of any setoff or counterclaim, with such payment being paid not later than 11:00 A.M. (London Time) on the day when due, in the case of any reimbursements of costs or expenses of the Administrative Agent or any Lender incurred in a currency other than Euros, in the currency in which such costs and expenses are incurred, and in the case of principal or interest on the Term Loan, any fees under the Fee Letter or any other amounts payable under this Agreement, in Euros, to the Administrative Agent in same-day funds by deposit of such funds to (i) the Administrative Agent’s Account with respect to payments in Euros or (ii) to such account as the Administrative Agent may designate with respect to payments in any other currencies. The Administrative Agent will promptly thereafter (and in any event, if received from the Borrower by the time specified in the preceding sentence, on the day of receipt) cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder in a particular currency, to the applicable Lenders for the account of their respective Facility Offices for payments in such currency ratably in accordance with the amounts of such respective Obligations in such currency then payable to such Lenders, and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Facility Office for payments in the applicable currency. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.7(e), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned hereby to the Lender assignee hereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Obligations to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all the Term Loan then outstanding, in repayment or prepayment of the outstanding portion of the Term Loan or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.

(c) All computations of interest and fees payable by the Borrower shall be made by the Administrative Agent on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(e) Unless the Administrative Agent shall have received notice from AGCO prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent and the Administrative Agent makes available to a Lender on such date a corresponding amount, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation.

Section 2.9. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) distributed other than in accordance with the provisions of this Agreement:

(a) on account of Obligations due and payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder at such time) of payments on account of the Obligations due and payable to all Lenders hereunder at such time obtained by all the Lenders at such time; or

(b) on account of Obligations owing (but not due and payable) to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (x) the purchase price paid to such Lender to (y) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.10. Intentionally Omitted.

Section 2.11. Defaulting Lenders.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the funding of its Pro Rata Share of the Term Loan on the Agreement Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Term Loan, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Agreement Date in accordance with Section 2.2(b) and the Administrative Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of the Term Loan available to the Administrative Agent and the Administrative Agent makes available to the Borrower on such date a corresponding amount, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.5 to the Term Loan and (ii) in the case of such Lender, the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s portion of the Term Loan for purposes of this Agreement.

(b) The failure of any Lender to make the portion of the Term Loan to be made by it on the Agreement Date shall not relieve any other Lender of its obligation, if any, hereunder to make its portion of the Term Loan on the Agreement Date, but no Lender shall be responsible for the failure of any other Lender to make the portion of the Term Loan to be made by such other Lender on the Agreement Date.

ARTICLE 3.

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Agreement Date. The effectiveness of this Agreement and the obligation of each Lender to make its Pro Rata Share of the Term Loan on the Agreement Date, is subject to the satisfaction of the following conditions precedent:

(a) The Lenders shall be satisfied that, in connection with the initial borrowing of the Term Loan hereunder, prior to or simultaneously with such initial borrowing of the Term Loan, notice of redemption has been given to the trustee for the European Subordinated Notes and all amounts necessary for the repayment in full of the European Subordinated Notes upon the redemption date shall have been deposited with such Trustee;

(b) The Administrative Agent shall have received, on or before the Agreement Date, the following, each dated such date (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(i) This Agreement, duly executed and delivered by the Borrower, the Administrative Agent, and each Lender;

(ii) The Fee Letter, duly executed and delivered by the Borrower;

(iii) Copies of the resolutions of the Managing Officers (Geschäftsführer) of the Borrower and of the Board of Directors of each Guarantor, in each case, approving the execution and delivery of this Agreement and certified by the secretary or other similar officer of such Loan Party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

(iv) A copy of the charter of the Borrower and each amendment thereto, certified (as of a date reasonably near the Agreement Date), if appropriate in the jurisdiction where the Borrower is organized, by an appropriate governmental official as being a true and correct copy thereof;

(v) For AGCO and each Guarantor, a copy of a certificate of the Secretary of State (or other applicable Governmental Authority) of the State of formation or organization of such Loan Party, dated reasonably near the Agreement Date, listing the charter of such Person and each amendment thereto on file in his/her office and certifying that (x) such amendments are the only amendments to such Person’s charter on file in his/her office; (y) such Person has paid all franchise taxes to the date of such certificate; and (z) such Person is duly incorporated and in good standing or presently subsisting under the laws of such state;

(vi) A certificate of the Borrower and each Guarantor, signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, or by other appropriate officers of it, dated the Agreement Date (the statements made in such certificate shall be true on and as of the Agreement Date), certifying as to (x) the absence of any amendments to the charter of such Person since the date of the certificate referred to in clause (iv) and (v) above, as applicable; (y) a true and correct copy of the bylaws (or similar governing document) of the Borrower or such Guarantor as in effect on the Agreement Date; and (z) the due incorporation or formation and good standing of the Borrower or such Guarantor organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Person;

(vii) A certificate of the Secretary or an Assistant Secretary or other appropriate officer of the Borrower and each Guarantor certifying the names and true signatures of the officers of the Borrower and such Guarantor authorized to sign this Agreement or the other Loan Documents to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(viii) Each of the Guaranty Agreements duly executed by each Guarantor existing as of the Agreement Date, each such Guaranty Agreement to be in form and substance satisfactory to the Administrative Agent; and

(ix) A copy of the quotaholder’s resolution (Gesellschafterversammlungsbeschluss) of the Borrower approving the execution and delivery of this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

(c) The Administrative Agent shall be satisfied that no default exists under AGCO Revolving Credit Agreement or any Subordinated Debt Document;

(d) There shall not have occurred any event, development or circumstance since December 31, 2010 (x) that has caused or could reasonably be expected to cause a material adverse condition or material adverse change in or affecting (i) the condition (financial or otherwise), results of operation, assets, properties or liabilities (actual or contingent) of AGCO and its respective Subsidiaries, taken as a whole; (ii) the ability of the Borrower to repay the credit to be extended under this Agreement, or (iii) the validity or enforceability of any of the Loan Documents; or (y) that calls into question in any material respect the projections delivered to the Administrative Agent prior to the Agreement Date or any material assumption on which such projections were prepared;

(e) There shall exist no action, suit, investigation, litigation or proceeding affecting AGCO or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect or impair the validity or enforceability of any Loan Document;

(f) The Administrative Agent shall have received the unaudited financial statements of the Borrower as at December 31, 2009 and for the fiscal year then ended;

(g) The Administrative Agent shall have received detailed projections for AGCO and its Subsidiaries for fiscal years 2011 through 2014, prepared by officers of AGCO, in form and substance satisfactory to the Administrative Agent;

(h) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated by this Agreement and the continuing operations of AGCO and its Subsidiaries shall have been received and be in full force and effect;

(i) A favorable opinion of (A) Troutman Sanders LLP, counsel to the Loan Parties, and (B) Pestalozzi Attorneys at Law Ltd, Swiss counsel to the Loan Parties;

(j) [Intentionally omitted];

(k) The Administrative Agent shall have received all required internal know-your-customer documents, certificates and approvals as the Administrative Agent may reasonably request;

(l) The Borrower shall have paid all fees and expenses (including the fees under the Fee Letter and fees and expenses of counsel) of the Administrative Agent and Lenders that are due and payable on the Agreement Date and are in compliance with all terms of the Fee Letter on or before the Agreement Date;

(m) The Administrative Agent shall be satisfied that the representations and warranties contained in each Loan Document will be correct on and as of the Agreement Date before and after giving effect to the making of the Term Loan and to the application of the proceeds therefrom, as though made on and as of such date;

(n) The Administrative Agent shall be satisfied that no event shall have occurred and be continuing, or would result from the making of the Term Loan or from the application of the proceeds therefrom, that constitutes or would constitute a Default or Event of Default;

(o) At least three (3) Business Days prior to the Agreement Date, Administrative Agent shall have received a funding indemnity letter from the Borrower, pursuant to which the Borrower agrees to be pay losses with respect the funding of the Term Loan in Euros on the Agreement Date, in form and substance acceptable to Administrative Agent; and

(p) The Administrative Agent shall have received such other instruments, documents or agreements as the Administrative Agent may reasonably request.

Section 3.2. Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial funding of the Term Loan on the Agreement Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Pro Rata Share of the Term Loan.

Section 3.3. Qualifications as a Qualifying Bank. Each Lender will confirm to the Borrower on the date on which it becomes a party to this Agreement in its capacity as such whether it is a Qualifying Bank or a Non-Qualifying Bank and each Initial Lender represents and confirms on the date of this Agreement that it is a Qualifying Bank.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of AGCO and the Borrower. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit to the Borrower, AGCO and the Borrower each hereby agree, represent, and warrant as follows:

(a) Organization; Power. (i) AGCO (x) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (y) is duly qualified and in good standing (if applicable) as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect, and (z) has all requisite power and authority and has all material licenses, authorizations, consents and approvals necessary to own or lease and operate its properties, to conduct its business as now being conducted and as proposed to be conducted and to enter into and carry out the terms of the Loan Documents to which it is a party; (ii) the Borrower and each other Guarantor, (x) is a corporation, partnership or other legal entity duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, and (y) is duly qualified and in good standing (if applicable) as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect, and (iii) the Borrower and each other Guarantor has all requisite power and authority and has all licenses, authorizations, consents and approvals necessary to (x) own or lease and operate its properties and to conduct its business as now being conducted and as proposed to be conducted other than such licenses, authorizations, consents and approvals, the failure of which would not reasonably be expected to have a Material Adverse Effect, and (y) enter into and carry out the terms of the Loan Documents to which it is a party.

(b) [Intentionally Omitted].

(c) [Intentionally Omitted].

(d) Authorization; No Conflict. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is or is to be a party and the other transactions contemplated hereby, are within such Loan Party’s corporate or other similar powers, have been duly authorized by all necessary corporate or other similar action, and do not (i) contravene such Loan Party’s charter or bylaws or other similar organization or governing documents; (ii) violate any Applicable Law (including, without limitation, to the extent applicable, the Securities Exchange Act of 1934, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and any similar statute); (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such Applicable Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect.

(e) No Authorizations Needed. Giving effect to the execution and delivery of the Loan Documents and the making of the Term Loan hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery or performance by any Loan Party of this Agreement and any other Loan Document to which it is or is to be a party, or for the consummation of the transactions hereunder.

(f) Enforceability. This Agreement and each other Loan Document have been (or, when delivered hereunder will have been), duly executed and delivered by each Loan Party thereto. This Agreement and each other Loan Document have been (or, when delivered hereunder will be), the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity and, with respect to any obligation of the Borrower to pay, or otherwise compensate any Lender for, any Swiss Withholding Tax pursuant to Section 11.4, to the extent legally permissible (provided that this provision shall not apply to, and shall not affect the applicability of, Section 2.6).

(g) Financial Statements. The Consolidated balance sheets of AGCO and its Subsidiaries and of AGCO and its Subsidiaries, respectively, as at December 31, 2010 and the related Consolidated statements of income and cash flows of AGCO and its Subsidiaries and AGCO and its Subsidiaries, respectively, for the fiscal year then ended, accompanied by an opinion of KPMG LLC, independent public accountants, copies of which have been furnished to each Lender fairly present the consolidated financial condition of AGCO and its Subsidiaries and AGCO and its Subsidiaries, respectively, as at such date and the consolidated results of the operations of AGCO and its Subsidiaries and AGCO and its Subsidiaries, respectively, for the period ended on such date, all in accordance with Applicable Accounting Standards applied on a consistent basis, and since December 31, 2010, nothing has occurred that has resulted in a Material Adverse Effect.

(h) Projection; Other Information. The three (3) year projected Consolidated balance sheets and income statements of AGCO and its Subsidiaries delivered to the Administrative Agent pursuant to Section 3.1(g) where prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such projected financial statements, and represented, at the time of delivery, AGCO’s reasonable estimate of its future financial performance. No information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or any transaction contemplated herein or therein or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(i) Litigation. There is no action, suit, investigation, litigation or proceeding affecting AGCO or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated thereby or hereby, or that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(j) Use of Proceeds. The Borrower will not, directly or indirectly, use any of the proceeds of the Term Loan for the purpose, whether immediate, incidental or ultimate, of buying a “margin stock” or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a “margin stock”, or for any other purpose that would constitute this transaction a “purpose credit”, in each case within the meaning of the margin regulations of the Board of Governors of the Federal Reserve System, if such use would violate such regulations or cause any Lender to violate such regulations or impose any filing or reporting requirement on any Lender under such regulations.

(k) Senior Indebtedness. The Obligations under this Agreement will be “Senior Indebtedness” and “Designated Senior Indebtedness” (or such other similar terms) under and as defined in the Subordinated Debt Documents.

(l) [Intentionally Omitted].

(m) [Intentionally Omitted].

(n) [Intentionally Omitted].

(o) [Intentionally Omitted].

(p) Solvency. (i) The Borrower is, and will be after giving effect to the transactions contemplated hereby, Solvent; (ii) AGCO is, and will be after giving effect to the transactions contemplated hereby, Solvent; and (iii) AGCO, together with its Subsidiaries, is, and will be after giving effect to the transactions contemplated hereby, Solvent.

(q) [Intentionally Omitted].

(r) [Intentionally Omitted].

(s) [Intentionally Omitted].

(t) [Intentionally Omitted].

(u) [Intentionally Omitted].

(v) Anti-Terrorism Laws. None of AGCO, the Borrower or any Affiliate of the Borrower knows, or reasonably should know of, any violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(w) Blocked Persons. To AGCO’s and the Borrower’s knowledge, neither AGCO, the Borrower nor any Affiliate of AGCO is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 or the OFAC regulations;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 or the OFAC regulations;

(iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or the OFAC regulations;

(v) a Person or entity that is named as a “specially designated national” or other blocked person on the most current list maintained by OFAC and published or made available in the Federal Register or published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated with a Person or entity listed above.

Neither AGCO, the Borrower nor any Affiliate of AGCO (i) knowingly conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) knowingly deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other applicable Anti-Terrorism Law, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(x) Use of the Term Loan. The Term Loan shall be used by the Borrower solely for (a) the repayment of all Indebtedness under the European Subordinated Notes, (b) the payment of transaction costs relating to this Agreement and (c) working capital needs and general corporate purposes for the Borrower and the Borrower’s Subsidiaries; and the Term Loan are not intended specifically to enable any transaction that, if conducted by a United States entity, would violate any rules or regulations promulgated by OFAC or other United States economic or trade sanctions restrictions.

Section 4.2. AGCO Revolving Credit Agreement Representations. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit to the Borrower, AGCO and the Borrower each hereby further represents, warrants and agrees that each of the AGCO Representations and Warranties (together with any Schedules to the AGCO Revolving Credit Agreement referenced therein) are incorporated herein, and are true and correct, in all respects, as if made herein by AGCO and the Borrower for the benefit of the Administrative Agent and the Lenders; provided, however, the term “Agreement Date”, as used in Section 4.1(b) of the AGCO Revolving Credit Agreement as in effect on the date hereof shall have the meaning given to such term in the AGCO Revolving Credit Agreement as in effect on the date hereof.

Section 4.3. Swiss Non-Bank Rules. The Borrower represents and warrants that it is in compliance with the Swiss Non-Bank Rules provided that the Borrower shall not be in breach of this representation and warranty if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with the requirements for a transfer, assignment or participation pursuant to Section 10.7.

Section 4.4. Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date (unless otherwise specified). All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of the Term Loan under this Agreement.

ARTICLE 5.

AFFIRMATIVE COVENANTS

Section 5.1. Incorporation of AGCO Affirmative Covenants. Each of AGCO and the Borrower covenants and agrees that, so long as the Obligations have not been paid in full, it shall perform and observe the AGCO Affirmative Covenants at all times and the AGCO Affirmative Covenants shall be incorporated herein, in all respects, as if made herein for the benefit of the Administrative Agent and the Lenders.

Section 5.2. Swiss Non-Bank Rule. The Borrower shall ensure that it is in compliance at all times with the Swiss Non-Bank Rules provided that the Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with the requirements for a transfer, assignment or participation pursuant to Section 10.7.

ARTICLE 6.

INFORMATION COVENANTS

Section 6.1. Incorporation of AGCO Information Covenants. Each of AGCO and the Borrower covenants and agrees that, so long as the Obligations have not been paid in full, it shall perform and observe the AGCO Information Covenants at all times and the AGCO Information Covenants shall be incorporated herein, in all respects, as if made herein for the benefit of the Administrative Agent and the Lenders.

Section 6.2. Additional Reporting Requirement for the Borrower. The Borrower will deliver to the Administrative Agent, as soon as available, and in any event within two hundred seventy (270) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower, as of the end of such fiscal year, and statements of income and cash flows of the Borrower, for such fiscal year, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by an Authorized Financial Officer of AGCO as having been prepared in accordance with Applicable Accounting Standards.

ARTICLE 7.

NEGATIVE COVENANTS

Section 7.1. Incorporation of AGCO Negative Covenants. Each of AGCO and the Borrower covenants and agrees that, so long as the Obligations have not been paid in full, it shall perform and observe the AGCO Negative Covenants at all times and the AGCO Negative Covenants shall be incorporated herein, in all respects, as if made herein for the benefit of the Administrative Agent and the Lenders, provided, however, the term “Agreement Date”, as used in Section 7.4 of the AGCO Revolving Credit Agreement as of the date hereof, and the terms “Agreement” and “Loan Documents”, as used in Section 7.17 of the AGCO Revolving Credit Agreement as of the date hereof shall have the meanings given to such terms in the AGCO Revolving Credit Agreement, and, provided further, however, as used in Section 7.5(iii) of the AGCO Revolving Credit Agreement as of the date hereof, “Borrowers” shall have the meaning given to such term in the AGCO Revolving Credit Agreement.

Section 7.2. Indebtedness. AGCO further covenants and agrees that, so long as the Obligations have not been paid in full, AGCO shall not create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, and shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) Unsecured Indebtedness under the AGCO Revolving Credit Agreement and the other Loan Documents (as defined in the AGCO Revolving Credit Agreement); and

(c) All other Indebtedness permitted under Section 7.1 of the AGCO Revolving Credit Agreement.

Section 7.3. Fundamental Changes to the Borrower. Notwithstanding anything to contrary in this Article 7 or the AGCO Negative Covenants incorporated herein by reference, AGCO and the Borrower further covenant and agree that, the Borrower shall not, and AGCO shall not permit the Borrower to, liquidate or dissolve itself or otherwise wind up its business.

ARTICLE 8.

EVENTS OF DEFAULT

Section 8.1. Events of Default. Each of the following shall constitute an Event of Default (an “Event of Default”), whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a)(i) the Borrower shall fail to pay (x) any principal or face amount of the Term Loan on the date when the same becomes due and payable, or (y) any interest or fees due hereunder within three (3) Business Days after the date when the same becomes due and payable, or (ii) any Loan Party shall fail to make any other payment under any Loan Document, in any case within five (5) Business Days after the date when the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)(i) AGCO or the Borrower shall fail to perform any term, covenant or agreement contained in Article 6 if such failure shall remain unremedied for ten (10) days after the earlier of (x) AGCO or the Borrower having knowledge thereof, and (y) written notice thereof having been given to AGCO; (ii) AGCO or the Borrower shall fail to perform, observe or comply with any other term, covenant or agreement contained in Article 7; or (iii) AGCO or the Borrower or any other Loan Party shall fail to perform any other term, covenant or agreement contained in this Agreement or any other Loan Document not referenced elsewhere in this Section 8.1 if such failure shall remain unremedied for thirty (30) days after the earlier of (x) such Loan Party having knowledge thereof, and (y) written notice thereof having been given to AGCO; or

(d) The occurrence of any event which would constitute an “Event of Default” under, and as such term is defined in, the AGCO Revolving Credit Agreement, but without giving effect to any waiver of or consent to any Default or Event of Default (as such terms are defined in the AGCO Revolving Credit Agreement in effect at the time of such waiver or consent) or any other modification, waiver or amendment other than as provided pursuant to an Approved Amendment; or

(e) AGCO, any Material Subsidiary or any Loan Party shall generally not pay its debts as such debts become due, shall suspend or threaten to suspend making payment whether of principal or interest with respect to any class of its debts or shall admit in writing its insolvency or its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against AGCO, any Material Subsidiary or any Loan Party seeking, or seeking the administration, to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator, receiver and manager, trustee, or other similar official for it or for any substantial part of its property (including, without limitation, any proceeding under the Bankruptcy Code, or any similar law in any other jurisdiction) and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against, or the appointment of a receiver, administrator, receiver and manager, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or AGCO, any Material Subsidiary or any Loan Party shall take any action to authorize any of the actions set forth above in this subsection, or an encumbrancer takes possession of, or a trustee or administrator or other receiver or similar officer is appointed in respect of, all or any part of the business or assets of AGCO, any Material Subsidiary, or any Loan Party or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within seven days of being levied, enforced or sued out, or any Lien that may for the time being affect any of its assets becomes enforceable, or anything analogous to any of the events specified in this subsection occurs under the laws of any applicable jurisdictions; or

(f) [intentionally omitted]; or

(g) [intentionally omitted]; or

(h) any material portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Loan Party or any of its respective Affiliates, or by any governmental authority having jurisdiction over any Loan Party or any of its Affiliates, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or

(i) a Change of Control shall occur.

Section 8.2. Remedies. If an Event of Default shall have occurred and until such Event of Default is waived in writing by the Required Lenders, or all of the Lenders as may be required by Section 10.1, the Administrative Agent:

(a) may, and shall at the request of the Required Lenders, by notice to AGCO, declare the obligation of each Lender to make its Pro Rata Share of the Term Loan to be terminated, whereupon the same shall forthwith terminate;

(b) may, and shall at the request of the Required Lenders by notice to AGCO, declare the Term Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Term Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief or any assignment, proposal or the giving of notice of intention to make a proposal with respect to the Borrower under the Bankruptcy Code, (i) the obligation of each Lender to make its Pro Rata Share of the Term Loan shall automatically be terminated and (ii) the Term Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) may, and shall at the request of the Required Lenders, exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law.

Section 8.3. Intentionally Omitted.

Section 8.4. Application of Payments. Subsequent to the occurrence and during the continuation of an Event of Default, payments and prepayments with respect to the Obligations made to the Administrative Agent or the Lenders or otherwise received by the Administrative Agent or any Lender shall be distributed in the following order of priority: first, to the reasonable costs and expenses (including reasonable attorneys’ fees and expenses), if any, incurred by the Administrative Agent or any Lender in the collection of such amounts under this Agreement or of the Loan Documents until paid in full; second, to any fees then due and payable to the Administrative Agent under this Agreement or any other Loan Document until paid in full; third, to any fees then due and payable to the Lenders under this Agreement until paid in full; fourth, to the ratable payment of interest then due in respect of the Term Loan paid in full; fifth, to the ratable payment of principal of the Term Loan until paid in full, sixth, to any other Obligations not otherwise referred to in this Section until paid in full; and seventh, to the Borrower or such other Person entitled thereto under applicable law.

ARTICLE 9.

THE ADMINISTRATIVE AGENT

Section 9.1. Authorization and Action. Each Lender hereby appoints and authorizes Rabobank to take action on its behalf as the Administrative Agent to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to them respectively by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action that exposes it or its officers or directors to personal liability or that is contrary to this Agreement or Applicable Law. Except for action requiring the approval of the Required Lenders, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, any Loan Document, unless the Administrative Agent shall have been instructed by the Required Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Administrative Agent shall not incur any liability under or in respect of any Loan Document with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct as determined by a final, non-appealable judicial order.

Section 9.2. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct as determined by a final, non-appealable judicial order. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it, and may rely on any opinion of counsel delivered under this Agreement, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts or any such opinion;

(b) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents by any other Person;

(c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party;

(d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto (other than its own execution and delivery thereof) or the creation, attachment perfection or priority of any Lien purported to be created under or contemplated by any Loan Document;

(e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties;

(f) shall have no liability or responsibility to any Loan Party for any failure on the part of any Lender to comply with any obligation to be performed by such Lender under this Agreement;

(g) shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under this Agreement unless they have received notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”;

(h) shall incur no liability as a result of any determination whether the transactions contemplated by the Loan Documents constitute a “highly leveraged transaction” within the meaning of the interpretations issued by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System; and

(i) may act directly or through agents or attorneys on its behalf but shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys selected by it with reasonable care.

Section 9.3. Administrative Agent, in its Individual Capacity and Affiliates. With respect to its respective Commitment and the portion of the Term Loan made by Rabobank, Rabobank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Rabobank in its individual capacity. Rabobank and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Rabobank was not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.1 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.5. Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, the Administrative Agent or such Lender shall promptly notify the other Lenders, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Required Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Required Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Event of Default within ten days after their receipt of the notice of any Event of Default, or shall request inconsistent action with respect to such Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Required Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.

Section 9.6. Indemnification. Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including without limitation fees and expenses of legal counsel, experts, agents and consultants) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 10.4, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section, the Lenders’ respective ratable shares of any amount shall be determined, at any time, with reference to:

(a) at any time after the funding of the Term Loan on the Agreement Date, the aggregate principal amount of the Term Loan outstanding at such time and owing to the respective Lenders; or

(b) at any time prior to funding the Term Loan on the Agreement Date, their respective unused Commitments at such time.

Section 9.7. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any Lender or a commercial bank or other financial institution and having a combined capital and reserves in excess of U.S. $500,000,000. The resignation of such retiring Administrative Agent shall be effective only upon (i) the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, and (ii) the execution of all documents and the taking of all other actions reasonably necessary in the opinion of the successor Administrative Agent, in connection with such substitution. Upon such effectiveness pursuant to the foregoing clauses (i) and (ii), such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as an Administrative Agent, the provisions of this Article 9 and Section 10.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

Section 9.8. Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel) and the Lenders allowed in any judicial proceedings relative to any Loan Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender with respect thereto, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.9. Sole Lead Arranger and Book Runner. It is expressly acknowledged and agreed by the Administrative Agent, each Lender and the Borrower, for the benefit of Rabobank in its capacities as the Sole Lead Arranger and Book Runner, that the Rabobank, in its capacities as the Sole Lead Arranger and Book Runner, has no duties or obligations whatsoever with respect to this Agreement or any other documents or any matter related thereto.

ARTICLE 10.

MISCELLANEOUS

Section 10.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, reduce the principal of, or the rate of interest specified herein on the Term Loan or the rate of fees payable for the account of any Lender hereunder, or postpone any scheduled date for any payment of principal, interest or fees due to any Lender;

(b) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders affected thereby and acknowledged by the Administrative Agent, increase (i) the amount of the Commitment of any Lender, or (ii) any Lender’s Pro Rata Share;

(c) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders and acknowledged by Administrative Agent, do any of the following at any time:

(i) waive any of the conditions specified in Section 3.1;

(ii) change the definition of “Required Lenders” hereunder;

(iii) amend this Section 10.1; or

(iv) extend the Maturity Date;

(d) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; and

(e) An Incorporation Amendment executed by the Administrative Agent shall not require the consent of the Required Lenders or any of the Lenders provided such Incorporation Amendment does not amend, modify or waive any provisions of this Agreement except as set forth in the definition of “Approved Amendment”.

In addition, anything in this Agreement to the contrary notwithstanding, if any Lender shall fail to fulfill its obligations to make its Pro Rata Share of the Term Loan hereunder on the Agreement Date, for so long as such failure shall continue, such Lender shall (unless AGCO and the Required Lenders, determined as if such Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including without limitation under this Section 10.1) to have no share of the Term Loan or Commitment, shall not be treated as a “Lender” hereunder when performing the computation of Required Lenders, and shall have no rights under this Section 10.1; provided that any action taken by the other Lenders with respect to the matters referred to in clause (a) of this Section 10.1 shall not be effective as against such Lender.

Section 10.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered,

(a) if to AGCO or the Borrower to AGCO at its address at 4205 River Green Parkway, Duluth, Georgia 30096-2568, Attention: General Counsel, Facsimile No. (770) 813-6158, with a copy to the Chief Financial Officer of AGCO at the same address and telecopier number and a copy to Assistant Treasurer EAME/ANZ & EEA of AGCO Ltd. at Abbey Park, Stoneleigh, Kenilworth, CV8 2TQ, UK, Telephone No. +44 2476852549, Facsimile No. +44 2476852640, and Email: IainWatson@uk.AGCOcorp.com and DLCovUKTreasury@uk.agcocorp.com;

(b) if to any Lender, at its Facility Office specified on its signature page hereto or in the Assignment and Acceptance pursuant to which it became a Lender;

(c) if to the Administrative Agent, in connection with any notice of any payment or prepayment of the Obligations, at its address at c/o Rabo Support Services, Inc., 10 Exchange Place, Jersey City, NJ 07302, Attention: Sui Price; Telecopy No. 201-499-5326; Telephone No. (201) 499-5313; Email: sui.price@rabobank.com; and

(d) if to Administrative Agent in connection with any other matter (including deliveries under Article 6 and other matters), to it at 1180 Peachtree Street, Suite 2200, Atlanta GA 30309 Attention: Betty Janelle; Telecopy No. (404) 870-8025; Telephone No. (404) 870-8001; and with a copy to 245 Park Avenue, New York, NY 10167, Attention: Brett Delfino, Esq.; Telecopy No. (212) 916-3743; Telephone No. (212) 808-7880;);

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective five days after deposit in the mail and when transmitted by telecopier, except that notices and communications to the Administrative Agent pursuant to Articles 2, 3 or 9 shall not be effective until received by the Administrative Agent.

Section 10.3. No Waiver; Remedies. No failure on the part of any Lender or Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.4. Costs and Expenses.

(a) The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents at any time (including without limitation the reasonable fees and expenses of counsel (including without limitation New York and Swiss counsel) for the Administrative Agent with respect thereto).

(b) The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of its rights in connection with this Agreement and the other the Loan Documents, whether in any action, suit or litigation, any workout, bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally or otherwise (including without limitation the reasonable fees and expenses of counsel and consultants for the Administrative Agent and each Lender with respect thereto), and the Borrower agrees to pay on demand all such costs and expenses in respect of any such enforcement relating to itself.

(c) AGCO and the Borrower each agree to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with:

(i) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries; or

(ii) the financing hereunder or the use of the proceeds thereof,

in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Each of AGCO and the Borrower agree not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Term Loan.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including without limitation fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.5. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.2 to authorize the Administrative Agent to declare the Term Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents due and payable pursuant to the provisions of Section 8.2, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to offset and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or, to the extent not prohibited by Swiss law to the extent applicable, such Affiliate to or for the credit or the account of the Borrower or AGCO against any and all of the Obligations of the Borrower or AGCO now or hereafter existing under this Agreement or any Loan Document, irrespective of whether such Lender shall have made any demand under this Agreement or any Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower or AGCO after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including without limitation other rights of set-off) that such Lender and its Affiliates may have.

Section 10.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

Section 10.7. Assignments and Participations.

(a) Each Lender may, with the prior consent of the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of the Term Loan owing to it); provided that:

(i) no such assignment or transfer results in more than 5 (five) Non-Qualifying Banks being Lenders under this Agreement;

(ii) in the case of each such assignment (except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement), the amount of the Term Loan of the assigning Lender being assigned pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than €5,000,000 and shall be an integral multiple of €500,000 in excess thereof;

(iii) such assignment shall be to an Eligible Assignee;

(iv) the proposed assignment (if other than an assignment by a Lender to an Affiliate of such Lender that is a Qualifying Bank) shall be approved by (x) the Administrative Agent, such approval by the Administrative Agent not to be unreasonably withheld or delayed, and (y) if no Default then exists, the Borrower, such approval by the Borrower not to be unreasonably withheld or delayed; provided, however, consent by the Borrower shall not be deemed to be unreasonably withheld if such assignment would result in Rabobank’s Pro Rata Share of the Term Loan being less than fifty percent (50%) of the total of the aggregate outstanding principal amount of the Term Loan; and

(v) the parties to each such assignment shall execute and deliver to the Administrative Agent for its own account, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of U.S. $3,500, payable by the assignee to the Administrative Agent (with only one such fee payable in connection with contemporaneous assignments pursuant to the same Assignment and Acceptance to or by two or more Approved Funds of a single Lender). Such Assignment and Acceptance shall indicate whether the assignee is a Qualifying Bank or Non-Qualifying Bank as of such date.

(b) An assignment, or transfer in relation to a Term Loan will only be effective if made in accordance with this Section 10.7 and the new Lender has given the confirmation required pursuant to Section 3.3. If the new Lender is not a Qualifying Bank, and there are reasonable concerns that the Swiss Federal Tax Administration could look through such

Lender and as a result not accept such Lender as one Non-Qualifying Bank Lender only, the Borrower may, prior to consenting to the assignment or transfer, require that such new Lender provide to it a written confirmation signed by the Swiss Federal Tax Administration confirming that such new Lender is considered by the Swiss Federal Tax Administration to be one Non-Qualifying Bank.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance:

(i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under any other Loan Document have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder; and

(ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and under each other Loan Document (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee confirms that it is an Eligible Assignee or an Affiliate of the assignor;

(vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto;

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender;

(viii) that the benefit of the security interests and guarantees attached to the rights being assigned shall be transferred to the benefit of the assignee upon the completion of such assignment;

(ix) such assignee confirms, represents and warrants that its designation as either a Qualifying Bank or a Non-Qualifying Bank provided in the Assignment and Acceptance is true and correct; and

(x) such assignee agrees to permit the Borrower to disclose its identity to the Swiss Federal Tax Administration.

(e) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments, and the principal amount of the Term Loan owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto:

(i) record the information contained therein in the Register; and

(ii) give prompt notice thereof to the Borrower.

(g) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its rights in the Term Loan) to a financial institution (a “Participant”); provided that:

(i) such Lender’s obligations under this Agreement shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv) the relationship between the Lender and the Participant is that of a debtor and creditor (including in the event of the bankruptcy or similar event of the Lender or a Borrower);

(v) the Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement;

(vi) the Participant will under no circumstances (other than pursuant to an assignment permitted under Section 10.7) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement;

(vii) the Participant will under no circumstances (other than pursuant to an assignment permitted under Section 10.7) otherwise have any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement; and

(viii) the terms of such participation agreement with a Participant (including any sub-participant), shall include provisions, in respect of any sub-participations, identical to the provisions of this Section 10.7(g) mutatis mutandis.

(h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.7, disclose to the assignee or Participant or proposed assignee or Participant, any public information relating to the Borrower furnished to such Lender by or on behalf of the Borrower and any information conspicuously labeled by the Borrower as being confidential at the time such information is furnished to such Lender if such assignee or Participant or proposed assignee or Participant has agreed to use reasonable efforts to keep such information confidential.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including without limitation the portion of the Term Loan owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Lender that is a fund may pledge all or any portion of its rights under this Agreement (including without limitation the portion of the Term Loan owing to it) to its trustee in support of its obligations to its trustee.

Section 10.8. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders or any of such Persons exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.9. Intentionally Omitted.

Section 10.10. Intentionally Omitted.

Section 10.11. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the USA Patriot Act.

Section 10.12. Limitations on Obligations of the Borrower.

(a) If and to the extent that:

(i) the Borrower under this Agreement guarantees, indemnifies or otherwise secures or pays obligations owing by any other Person (“Restricted Obligations”) other than obligations of one of its direct or indirect subsidiaries (i.e. obligations of the Borrower’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)); and

(ii) a payment in fulfilling such obligations would, under Swiss law and practice, constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Borrower or would otherwise be restricted under Swiss corporate law, such Restricted Obligations (and the amount of any payment in relation thereto) shall from time to time be limited to the amount permitted to be paid under Swiss law and practice (such amount being the “Maximum Amount”); provided, that such Maximum Amount shall at no time be less than such the profits and reserves of the Borrower available for distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with art. 675(2) and art. 671(1) and (2), no. 3 and (4), of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to this Section 10.12 is requested from the Borrower; and such limitation to the Maximum Amount (as may apply from time to time or not) shall not (generally or definitively) release or discharge the Borrower from its obligations under Section 10.12 in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Loan Documents including, shall be construed in a manner consistent with the provisos herein contained.

(b) In respect of any Restricted Obligations, the Borrower shall:

(i) if and to the extent required by Applicable Law in force at the relevant time, subject to any applicable double taxation treaty, (x) deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations, (y) pay any such deduction to the Swiss Federal Tax Administration, and (z) notify and provide evidence to the Administrative Agent that the Swiss withholding tax has been paid to the Swiss Federal tax administration;

(ii) as soon as possible after a deduction for Swiss withholding tax is made as required by applicable law, (x) ensure that any Person which is entitled to a full or partial refund of the Swiss withholding tax, is in a position to be so refunded, and (y) in case it has received any refund of the Swiss withholding tax, pay such refund to the Administrative Agent promptly upon receipt thereof.

(iii) if the enforcement of any Restricted Obligations would be limited as a result of any matter referred to in paragraphs (a) and/or (b) above, that the Borrower shall, to the extent permitted by applicable law, write up or realize any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Borrower’s business (nicht betriebsnotwendig); and

(iv) take all such other measures necessary or useful to allow the Borrower to make the payments and perform the obligations agreed hereunder with a minimum of limitations.

(c) For the avoidance of doubt, where a deduction for Swiss withholding tax is required pursuant to Section 10.12(b), the obligations under Section 2.6 and Section 11.4(a) remain applicable, except to the extent and for as long as that would cause the Maximum Amount to be exceeded. This Section 10.12 is without prejudice to the gross-up or indemnification obligations of any Loan Party (other than the Borrower) under this Agreement.

ARTICLE 11.

INCREASED COSTS, TAXES, ETC.

Section 11.1. Increased Costs, Etc.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made, or effective, after the Agreement Date, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining the Term Loan, in any case to or for the account of the Borrower, then the Borrower shall from time to time, upon demand by such Lender pay to the Administrative Agent, for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and stating that such Lender’s request for payment is consistent with such Lender’s internal policies, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), which in any such case is adopted, issued, made or effective after the

Agreement Date, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s portion of the Term Loan hereunder, then, upon demand by such Lender the Borrower shall pay to the Administrative Agent, for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or portion of the Term Loan hereunder. A certificate as to such amounts and stating that such Lender’s request for payment is consistent with such Lender’s internal policies, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

(c) [Intentionally omitted].

(d) [Intentionally omitted].

(e) [Intentionally omitted].

(f) Each Lender shall notify AGCO of any event occurring after the date of this Agreement entitling such Lender to compensation under subsection (a) or (b) of this Section within one hundred eighty (180) days, after such Lender obtains actual knowledge thereof; provided that:

(i) if any Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to such subsection (a) or (b) of this Section in respect of any costs resulting from such event, only be entitled to payment under such subsection (a) or (b) of this Section for costs incurred from and after the date one hundred eighty (180) days prior to the date that such Lender gives such notice; and

(ii) each Lender will designate a different Facility Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender or contrary to its policies.

Section 11.2. Breakage Costs. In the event that the Borrower prepays any portion of the principal amount of the Term Loan before the Maturity Date (either voluntarily, pursuant to Section 2.4, or as may be required by the Lenders as a result of an Event of Default, pursuant to Article 8), then the Borrower shall reimburse each Lender for the actual costs, losses and expenses incurred by such Lender, and any payments made by such Lender to any counterparty (it being agreed that the application of any funds or other property on deposit with, or held for the benefit of, any counterparty or any set-off by such counterparty shall be deemed a “payment”

hereunder), in connection with terminating or closing-out, as of such prepayment date, any interest rate swap transactions, currency swap transactions or other derivative transactions entered into by the Lender in connection with making the Term Loan (including any interest rate swap transaction entered into by such Lender pursuant to an assignment or novation of all or a portion of an Initial Lender’s position in such swap or derivative transaction at the time such Lender becomes a party hereto pursuant to and in accordance with Section 10.7). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 11.2 shall be delivered to the Borrower and the Administrative Agent by such Lender and shall be presumptively correct absent manifest error. The Borrower shall pay to the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within two (2) Business Days after receipt of such certificate or, if later, on the date of any such prepayment; provided, however, with respect to any repayment or prepayment required by the Lenders as a result of an Event of Default pursuant to Article 8, the amount shown as due on such certificate shall be immediately due and payable by the Borrower on the date the Borrower receives such certificate.

Section 11.3. Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 11:00 A.M. (New York, New York time) on the second Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due in the Original Currency from it to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be) in the Original Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

Section 11.4. Taxes.

(a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.8, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of or by any governmental authorities, excluding, (i) in the case of each Lender and the

Administrative Agent, franchise taxes and taxes imposed or calculated by reference to net income that are imposed on such Lender, or the Administrative Agent by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof (including the country within which such state or jurisdiction is located), (ii) in the case of each Lender, franchise taxes and taxes imposed or calculated by reference to net income that are imposed on such Lender by the state, province or foreign jurisdiction of such Lender’s Facility Office or any political subdivision thereof, (iii) any Swiss Withholding Tax that is imposed on amounts payable to a Lender under a double taxation treaty applicable to such Lender at the time such Lender becomes a party hereto (or designates a new Facility Office) or is attributable to such Lender’s failure or inability (other than as a result of a change in Applicable Law) to comply with Section 11.4(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Facility Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to this Section 11.4(a) (provided that such Lender has complied with Section 11.4(e)), and (iv) any United States federal withholding tax imposed in connection with or relating to a Lender under FATCA (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, other than those excluded under the preceding clauses (i), (ii), (iii) and (iv) being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section, paid by or imposed on such Lender or the Administrative Agent (as the case may be), including without limitation any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, and delivers to AGCO with a certificate describing in reasonable detail the manner in which the indemnified amount was calculated; provided that a Lender or the Administrative Agent shall not be required to describe in such certificate information that such Lender or the Administrative Agent deems to be confidential or the disclosure of which is inconsistent with such Lender’s or the Administrative Agent’s internal policies. Any such calculation shall be conclusive, absent manifest error.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent at its address referred to in Section 10.2, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably satisfactory to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this Section, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender hereunder, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with (i) in the case of each Lender organized under the laws of a jurisdiction outside the United States (A) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (I) a statement of the Lender, signed under penalty of perjury, that it is not (1) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (2) a ten percent (10%) shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code), or (3) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code, and (II) a properly completed and executed IRS Form W-8BEN, (B) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN; (C) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI; and (D) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax; and (ii) in the case of each Lender organized under the laws of a jurisdiction outside of jurisdiction where the Borrower is resident, such valid and fully completed forms, as are required by the applicable tax authority of such jurisdiction, indicating that such Lender is entitled to benefits under an income tax treaty to which the country within which the Borrower is resident that reduces the rate of interest withholding tax on payments under this Agreement (each such Lender entitled to such benefits, a “Treaty Lender”).

(f) If the appropriate forms provided by a Lender under subsection (e) of this Section at the time such Lender first becomes a party to this Agreement indicates an interest-withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section in respect of United States or the jurisdiction wherein the Borrower is organized with respect to interest paid at such date by the Borrower, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in

Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) of this Section requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Agreement Date by Internal Revenue Service form W-8ECI or W-8BEN or other form that the Borrower has indicated in writing to the Lenders on the Agreement Date as being a required form to avoid or reduce withholding tax on payments under this Agreement, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(g) If any Lender claims exemption from, or reduction of, withholding tax pursuant to subsection (a) of this Section, and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s documentation as no longer valid. If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender in an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (e) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

(h) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) of this Section (other than (A) if such failure is due to a change in law occurring after the date on which a form originally was required to be provided, or (B) if such form otherwise is not required under subsection (e) of this Section), such Lender shall not be entitled to an additional payment or indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(i) If the Borrower makes a payment under subsection (a) or (c) of this Section and the Administrative Agent or Lender determines that a credit against, relief or remission for, or repayment of any tax, is attributable to that payment or to the Taxes which gave rise to that payment (a “Tax Credit”), and the Administrative Agent or Lender has obtained, utilized and retained that Tax Credit, the Administrative Agent or Lender shall pay the amount of the Tax Credit to the Borrower up to such amount as the Administrative Agent or Lender determines will leave it (after that payment) in no better and no worse after-tax position as it would have been in had the payment under subsection (a) or (c) of this Section not been made by the Borrower.

(j) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.4 shall survive the payment in full of principal and interest hereunder.

(k) If, after FATCA’s effective date, a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender and (B) other documentation reasonably requested by the Borrower or Administrative Agent sufficient for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or otherwise qualified for an exemption under FATCA. In addition, each Lender shall indemnify the Administrative Agent and the Borrower for any withholding Tax or other penalties imposed in connection with any “withholdable payment,” as defined in Section 1473 of the Code, made to a foreign Lender that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.

(l) The Borrower shall not be required to make an additional payment or indemnification under subsections (a) or (c) of this Section to any specific Lender with respect to Swiss Withholding Tax (i) if on the date on which the payment falls due such Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the tax deduction had such Lender not failed to provide the Borrower with the appropriate form described in subsection (e) of this Section (other than (A) if such failure is due to a change in law occurring after the date on which a form originally was required to be provided, or (B) if such form otherwise is not required under subsection (e) of this Section), or (ii) with respect to any Swiss Withholding Tax payable as a result of a breach of the Swiss Non-Bank Rules, if (A) any representation made by such Lender made under Section 3.3, in the case of any Initial Lender, or as required under Section 10.7, in the case of any assignee of an Initial Lender, that such Lender is a Qualifying Bank proves to be false at the time such representation was made and such Swiss Withholding Tax would not have been payable if such representation were true, or (B) such breach of the Swiss Non-Bank Rules is the result of (I) such Lender breaching the requirements and limitations for assignments or participations under Section 10.7, or (II) to the extent such Lender was a Qualifying Bank at the time such Lender became a party to this Agreement, such Lender ceasing to be a Qualifying Bank because of a change in such Lender’s Facility Office, jurisdiction of incorporation, branch location or because of such Lender ceasing to effectively conduct banking activities as its principal purpose.

Section 11.5. Replacement of a Lender. Subject to the second and third paragraphs of this Section 11.5, if:

(a) a Lender requests compensation under Section 11.1 and other Lenders holding at least one-third of the aggregate amount of the Term Loan shall not have made a similar request;

(b) a Lender requests compensation under Section 11.4(a) with respect to any Taxes other than Swiss Withholding Tax;

(c) a Lender that was a Qualifying Bank at the time such Lender became a party to this Agreement ceases be a Qualifying Bank and after such Lender ceases to be a Qualifying Bank there would be more than 5 (five) Non-Qualifying Banks as Lenders under this Agreement;

(d) a Lender becomes insolvent, goes into receivership or fails to make the portion of the Term Loan required to be made by it hereunder; or

(e) any Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of all the Lenders, then the Administrative Agent (i) may replace such Lender (the “Affected Lender”), or cause such Affected Lender to be replaced, or (ii) upon the written request of the Borrower, the Administrative Agent shall replace such Affected Lender with an Eligible Assignee (provided, that in the case of any Lender replaced pursuant to clause (c) of this Section, such Eligible Assignee shall also be Qualifying Bank) identified by the Borrower (the “Replacement Lender”), by having such Affected Lender sell and assign all of its rights and obligations under this Agreement and the other Loan Documents to the Replacement Lender pursuant to Section 10.7; provided, however, that neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a Replacement Lender). Upon receipt by any Affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent or the Borrower is exercising the replacement right set forth in this Section, such Affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Loan Documents to the Replacement Lender pursuant to an Assignment and Acceptance and Section 10.7 for a purchase price equal to the sum of the principal amount of such Affected Lender’s Pro Rata Share of the Term Loan, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled through the assignment date.

Subject to the execution and delivery to the Administrative Agent and the Affected Lender by the Replacement Lender of an Assignment and Acceptance (and the approval thereof by the applicable Persons specified in Section 10.7(a)) and the payment to the Administrative Agent by the Borrower on behalf of such Affected Lender of the assignment fee specified in Section 10.7(a)(v), the Replacement Lender shall succeed to the rights and obligations of such

Affected Lender hereunder and such Affected Lender shall no longer be a party hereto or have any rights hereunder; provided that the obligations of the Borrower to such Affected Lender under Sections 11.1, 11.2, 11.3 and 11.4 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such replacement.

The Borrower may not exercise its rights under this Section with respect to any Lender if a Default has occurred and is continuing.

ARTICLE 12.

JURISDICTION

Section 12.1. Consent to Jurisdiction. Each party hereto irrevocably:

(a) submits to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to any Loan Document;

(b) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or in such Federal court;

(c) waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding;

(d) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 10.2; and

(e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing in this Section shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

The Borrower irrevocably appoints and designates AGCO as its agent for service of process and, without limitation of any other method of service, consents to service of process by mail at the address of AGCO for delivery of notices specified in Section 10.2.

Section 12.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof insofar as such principles would defer to the substantive laws of some other jurisdiction.

Section 12.3. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.4. Intentionally Omitted.

Section 12.5. Intentionally Omitted.

Section 12.6. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TERM LOAN OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

ARTICLE 13.

CONFIDENTIALITY

The Administrative Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding AGCO and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Administrative Agent and the Lenders in a confidential manner, and shall not be disclosed by the Administrative Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender, (b) to Subsidiaries and Affiliates of any Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Article 13, (c) as may be required by statute, decision or other judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by AGCO or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Administrative Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to in writing to receive such information hereunder subject to the terms of this Article, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Article 13 shall survive for two (2) years after the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first-above written.

BORROWER:	AGCO INTERNATIONAL GMBH

	By:	/s/ Roger Batkin
Name: Roger Batkin
Title:

AGCO:	AGCO CORPORATION

	By:	/s/ Andrew. H. Beck
Name: Andrew H. Beck
Title: Senior Vice President & CFO.

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ADMINISTRATIVE AGENT AND LENDERS:	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as the Administrative Agent and a Lender

	By:	/s/ Betty H. Janelle
Name: Betty H. Janelle
Title: Executive Director

	By:	/s/ Brett Delfino
Name: Brett Delfino
Title: Executive Director

Commitment:	€200,000,000

Facility Office:	245 Park Avenue,
New York, NY 10167

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